UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GILEAD SCIENCES, INC.

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Gilead Sciences, Inc.

Annual Meeting of Stockholders

May 12, 2011

Supplemental Information Regarding Proposal No. 6

Advisory Vote on Executive Compensation

Your vote is important to us. At the 2011 annual meeting, our stockholders will vote on an advisory resolution to approve the compensation of our named executive officers. This appears as Proposal No. 6 in our proxy materials. Our Board of Directors has unanimously recommended that you vote FOR Proposal No. 6.

The two leading proxy advisory firms have reached opposite conclusions on our say-on-pay proposal. Although ISS Proxy Advisory Services (“ISS”) has recommended that stockholders vote against this proposal, Glass Lewis & Co. has recommended that stockholders vote for the proposal, stating that Gilead has “adequately linked pay with performance in 2010.” For the reasons set forth below and in our 2011 proxy statement, we believe Gilead’s compensation program directly links pay and performance and urge you to vote FOR the advisory vote on executive compensation.

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Gilead achieved strong operational and financial performance relative to its peer group over the past five years. Only in the last two years – despite consistently strong operating and financial performance – has Gilead’s stock underperformed its peers*. During the past two years, Gilead’s operating and financial performance has continued to outperform its peer group on key financial metrics as it has for the past five years:

Gilead’s Percentile Rank Among its Peer Group*

On Financial and Operational Metrics

	2006	2007	2008	2009	2010
Revenue Growth	90th	90th	90th	>90th	65th
EBITDA Growth	80th	90th	70th	>90th	55th
EPS Growth	<10th(1)	N/A	50th	85th	85th
Return on Assets	<10th(1)	>90th	>90th	>90th	>90th
Return on Equity	<10th(1)	>90th	>90th	>90th	>90th
Revenue Per Employee	>90th	>90th	>90th	>90th	>90th

(1)	In 2006, Gilead acquired Myogen, Inc., Corus Pharma, Inc. and a manufacturing facility in Edmonton, Alberta, Canada. Had the charges associated with these acquisitions been excluded from the calculation of its percentile rank for EPS Growth, Return on Assets or Return on Equity, we believe Gilead’s percentile rank for these measures would be more consistent with those shown for subsequent years.

•	Gilead’s Board and executive team have taken steps intended to create long-term value for stockholders. These steps include:

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Continuing to drive progress in our research and development programs. During 2010, Gilead obtained U.S. approval for Cayston® for the treatment of cystic fibrosis; submitted regulatory filings for our Truvada®/TMC 278 single tablet regimen with the goal of launching the product in 2011; initiated three Phase 3 pivotal studies for our next generation HIV drugs; and advanced our clinical development programs for seven unique molecules for the treatment of hepatitis C.

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Continuing to diversify our product and technology portfolios with two strategic acquisitions giving Gilead potential access to markets for inflammatory diseases, including rheumatoid arthritis and myelofibrosis, a bone marrow disorder.

*	Our peer group companies are listed on page 47 of our 2011 proxy statement, which was filed with the Securities and Exchange Commission on March 22, 2011.

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Continuing to aggressively implement our stock repurchase program. During 2010, Gilead reduced our total shares outstanding by approximately 12%. In January 2011, the Board authorized a three-year $5 billion stock repurchase program to commence upon the completion of the current $5 billion program.

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Gilead’s compensation programs align pay with performance. The core objective of Gilead’s executive officer compensation program is to align pay and performance. Our compensation programs have resulted in executives realizing less of their target compensation during years when Gilead’s stock price has not kept pace with that of its peers – and more in years when its stock price has outperformed its peers.

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Because Gilead’s equity compensation is limited to performance-based shares and stock options, 100% of the value realized by a Named Executive Officer from equity awards is performance-based. Performance shares vest only if Gilead achieves pre-determined levels of Total Stockholder Return and revenue growth over a three-year period relative to peer companies in both the NYSE Arca Biotech and Pharmaceutical indices. Stock options only deliver value to the executive if Gilead’s stock price appreciates after they are granted to an executive.

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Our Compensation Committee targets total direct compensation opportunities at the 50th percentile of Gilead’s peer group. The total compensation of John C. Martin, Gilead’s Chief Executive Officer, was in the 52nd percentile of Gilead’s peer group. The actual compensation realized by Dr. Martin and the other named executive officers from the target level set for their total direct compensation depends on the performance of Gilead’s stock over the long-term. For example, due to the underperformance of Gilead’s stock, as of December 31, 2010, all stock options granted to Dr. Martin and the other named executive officers between 2008 and 2010 have provided them with no value and will become valuable only to the extent that our stock price recovers to the benefit of all Gilead stockholders.

¡	Dr. Martin’s non-equity incentive bonus was based entirely upon the achievement of Gilead’s financial and operational performance goals.

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Dr. Martin’s compensation has decreased from 2009 to 2010. As discussed in the Summary Compensation Table of our 2011 proxy statement, Dr. Martin’s total pay decreased from $14,675,231 in 2009 to $14,244,388 in 2010. The driver of the decrease was the lower grant date fair value of his performance shares and stock options in 2010. Our valuation of these equity awards differ significantly from ISS’s stock option valuation model. The grant date fair value of Dr. Martin’s equity award in our proxy statement is consistent with the recorded compensation expense in our audited financial statements. Further, our assumptions are based on U.S. generally accepted accounting principles and consistent with SEC rules.

Given the financial and operational performance of Gilead over the last several years, the steps taken to create long term stockholder value, the direct link between pay and performance and the decrease in Dr. Martin’s compensation in 2010 from 2009, we respectfully request that you vote FOR Proposal No. 6.

Thank you for your ongoing support of Gilead Sciences, Inc.